Exhibit 10.13

Amendment No. 1 to the Employment Agreement

Reference is made to the Employment Agreement, made and entered into as of March 18, 2002 between American Seafoods Group LLC and Brad Bodenman (the “Employment Agreement”).

The parties hereto agree that the Employment Agreement is hereby amended as follows, effective as of March 25, 2005:

Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“3. Compensation.

(b) Bonus. In addition to Base Salary, Executive may receive an annual bonus of an amount to be determined by the Board in its sole discretion, taking into consideration individual and corporate performance. Further, Executive shall be entitled to receive with respect to each fiscal year during the Employment Term a nondiscretionary bonus if the EBITDA (as defined on Schedule I hereto) of Parent and its subsidiaries in such fiscal year exceeds certain targets. The amount and calculation of such bonus are described with particularity on Schedule I hereto. In no event will (i) the nondiscretionary bonus be payable if at the time of payment or at any time during the year of measurement the Company was in default under any credit agreement relating to indebtedness for borrowed money or (ii) the annual bonus (including discretionary and nondiscretionary portions thereof) in any year exceed 300% of Executive’s Base Salary. The annual bonus with respect to any year, if any, shall be paid within 30 days after the receipt by the Board of audited financial statements for Parent and its subsidiaries for the pertinent year.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of March 29, 2005.

AMERICAN SEAFOODS GROUP LLC:

By:	/s/ BERNT O. BODAL
Name:	Bernt O. Bodal
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

/s/ BRAD BODENMAN
Brad Bodenman